                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                           the Securities Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       WATERS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                                     [LOGO]

                                                                   April 1, 2000

Dear Stockholder:

    On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Waters Corporation ("Waters" or the "Company") on May 4, 2000 at 11:00 o'clock a.m., eastern standard time. The meeting will be held at Waters Corporation, 34 Maple Street, Milford, Massachusetts 01757.

    The matters scheduled to be considered at the meeting are (i) the election of directors of the Company, and (ii) the amendment of the Company's Certificate of Incorporation to increase the number of shares of common stock which the Company is authorized to issue from 100,000,000 to 200,000,000 shares. These matters are more fully explained in the attached Proxy Statement which you are encouraged to read.

    The Board of Directors values and encourages stockholder participation. It is important that your shares be represented, whether or not you plan to attend the meeting. Please take a moment to sign, date and return your Proxy in the envelope provided even if you plan to attend the meeting.

    We hope you will be able to attend the meeting.

                                          Sincerely,

                                          /s/ Douglas A. Berthiaume

                                          Douglas A. Berthiaume
                                          CHAIRMAN, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

                                     [LOGO]

                               WATERS CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    Notice is hereby given that the Annual Meeting of Stockholders of Waters Corporation ("Waters" or the "Company") will be held at Waters Corporation, 34 Maple Street, Milford, Massachusetts 01757 on May 4, 2000 at 11:00 o'clock a.m., eastern standard time, for the following purposes:

    1. To elect directors to serve for the ensuing year and until their successors are elected;

    2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of shares of common stock, $.01 par value per share, which the Company is authorized to issue from 100,000,000 to 200,000,000 shares; and,

    3. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

    In accordance with the provisions of the Company's bylaws, the Board of Directors has fixed the close of business on March 15, 2000 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

                                          By order of the Board of Directors

                                          /s/ Douglas A. Berthiaume

                                          Douglas A. Berthiaume
                                          CHAIRMAN, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

Milford, Massachusetts
April 1, 2000

                               WATERS CORPORATION
                                34 MAPLE STREET
                          MILFORD, MASSACHUSETTS 01757
                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                        MAY 4, 2000, 11:00 O'CLOCK A.M.

    The Proxy is solicited by the Board of Directors of Waters Corporation ("Waters" or the "Company") for use at the 2000 Annual Meeting of Stockholders to be held on May 4, 2000 at 11:00 o'clock a.m. at the Company's headquarters located at 34 Maple Street, Milford, Massachusetts, 01757. Solicitation of the Proxy may be made through officers and regular employees of the Company by telephone or by oral communications with some stockholders following the original solicitation period. No additional compensation will be paid to such officers and regular employees for Proxy solicitation. Corporate Investor Communications, Inc. has been hired by the Company to do a broker solicitation for a fee of $4,000 plus reasonable out-of-pocket expenses. Expenses incurred in the solicitation of Proxies will be borne by the Company.

                                 VOTING MATTERS

    The representation in person or by proxy of a majority of the outstanding shares of common stock of the Company, par value $.01 per share (the "Common Stock"), entitled to a vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can only be voted if the stockholder is present in person or is represented by a properly signed proxy (a "Proxy"). Each stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed Proxy card, which requires no postage if mailed in the United States. All signed and returned Proxies will be counted towards establishing a quorum for the meeting, regardless of how the shares are voted.

    Shares represented by Proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the Proxy card. If your Proxy card is signed and returned without specifying choices, your shares will be voted in favor of the proposals made by the Board of Directors, and as the individuals named as Proxy holders on the Proxy deem advisable on all other matters as may properly come before the meeting.

    Any stockholder giving the enclosed Proxy has the power to revoke such Proxy prior to its exercise either by voting by ballot at the meeting, by executing a later-dated Proxy or by delivering a signed written notice of the revocation to the office of the Secretary of the Company before the meeting begins. The Proxy will be voted at the meeting if the signer of the Proxy was a stockholder of record on March 15, 2000 (the "Record Date").

    Representatives of the Company's auditors, PricewaterhouseCoopers LLP, are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

    On the Record Date, there were 63,270,131 shares of Common Stock outstanding and entitled to vote at the meeting. Each outstanding share of Common Stock is entitled to one vote. This Proxy Statement is first being sent to the stockholders on or about April 1, 2000. A list of the stockholders entitled to vote at the meeting will be available for inspection at the meeting for purposes relating to the meeting.

                            MATTERS TO BE ACTED UPON

1.  ELECTION OF DIRECTORS

    The Board of Directors recommends that the stockholders vote FOR each nominee for director set forth below. Eight directors are to be elected at the meeting, each to hold office until his successor is elected and qualified or until his earlier resignation, death or removal. Each nominee listed below is currently a director of the Company. It is intended that the Proxies in the form enclosed with this Proxy Statement will be voted for the nominees set forth below unless stockholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

    The following information pertains to the nominees, their principal occupations for the preceding five-year period, certain directorships and their ages as of April 1, 2000:

    Douglas A. Berthiaume, 51, has served as Chairman of the Board of Directors of the Company since February 1996 and has served as President, Chief Executive Officer and a Director of the Company since August 1994. From 1990 to 1994,
Mr. Berthiaume served as President of the Waters Chromatography Division of Millipore Corporation, the predecessor business of the Company which was purchased in 1994. Mr. Berthiaume is a Director of Genzyme Corporation.

    Joshua Bekenstein, 41, has served as a Director of the Company since August 1994. He has been a Managing Director of Bain Capital, Inc. ("Bain") since January 1993 and a General Partner of Bain Venture Capital since its inception in 1987. Mr. Bekenstein is a Director of Sealy Corporation,
Totes Inc., Shoppers Drug Mart, and Bright Horizons Family Solutions, Inc.

    Michael J. Berendt, Ph.D., 51, has served as a Director of the Company since March 1998. Since November 1996, Dr. Berendt has served as Senior Vice President, Pharmaceutical Research of Bayer Corporation, Pharmaceutical Division. From January 1996 to November 1996, Dr. Berendt served as Vice President, Institute for Bone & Joint Disorders and Cancer, Bayer Corporation, Pharmaceutical Division. From October 1993 to January 1996, Dr. Berendt served as Director, Institute for Bone & Joint Disorders and Cancer, Bayer Corporation, Pharmaceutical Division. Prior to joining Bayer, Dr. Berendt served as Group Director of Drug Discovery at Pfizer, Inc., and was responsible for immunology and infectious diseases research. Dr. Berendt is a member of the Board of Directors of Onyx Pharmaceuticals, Inc. and Myriad Genetics, Inc.

    Philip Caldwell, 80, has served as a Director of the Company since
August 1994. Mr. Caldwell spent 32 years at Ford Motor Company where he served as Chairman of the Board of Directors and Chief Executive Officer from 1980 to 1985 and as a Director from 1973 to 1990. He served as a Director and Senior Managing Director of Lehman Brothers Inc. and its predecessor, Shearson Lehman Brothers Holdings, Inc. from 1985 to February 1998. Mr. Caldwell is also a Director of, Mettler-Toledo International Inc., the Mexico Fund and Russell Reynolds Associates, Inc. Mr. Caldwell is a member of the Zurich Financial Services Group U.S. Advisory Board. Mr. Caldwell has also served as a Director of the Chase Manhattan Bank, N.A., the Chase Manhattan Corporation, Digital Equipment Corporation, Federated Department Stores, Inc., Kellogg Company, CasTech Aluminum Group, Inc., Specialty Coatings International, Inc., American Guarantee & Liability Insurance Company, Zurich Holding Company of
America, Inc. and Zurich Reinsurance Centre Holdings, Inc.

    Edward Conard, 43, has served as a Director of the Company since
August 1994. Mr. Conard has been a Managing Director of Bain since March 1993. Mr. Conard was previously a Director of Wasserstein Perella and Company, an investment banking firm that specializes in mergers and acquisitions, and a Vice President of Bain & Company heading up the firm's operations practice area.
Mr. Conard is a Director of Medical Specialties Group, Inc., Dynamic
Details, Inc., Alliance Laundry, Inc., US Synthetic, Inc., ChipPAC, Inc., and Cambridge Industries, Inc.

    Laurie H. Glimcher, M.D., 48, has served as a Director of the Company since January 1998. Dr. Glimcher has been a Professor of Immunology and Medicine at the Harvard School of Public Health and Harvard Medical School since 1990.
Dr. Glimcher is a Director of Bristol-Myers Squibb Company.

    William J. Miller, 54, has served as a Director of the Company since
January 1998. Mr. Miller is an Independent Investor and Consultant. From
April 1996 to November 1999, Mr. Miller served as Chief Executive Officer and Chairman of the Board of Avid Corporation and from September 1996 to January 1999, he served as President. From March 1992 to September 1995,
Mr. Miller served as Chief Executive Officer of Quantum Corporation. From
May 1992, Mr. Miller served as a member of the Board of Directors of Quantum Corporation and from September 1993 to August 1995, he served as Chairman of the Board of Directors. From 1981 to March 1992, he served in various positions at Control Data Corporation, most recently as Executive Vice President and President, Information Services. Mr. Miller is a Director of NVidia Corporation and Innovex, Inc.

    Thomas P. Salice, 40, has served as a Director of the Company since
July 1994. Mr. Salice is President, Chief Executive Officer and a Director of AEA Investors Inc. ("AEA") and has served with AEA since June 1989. Prior to his association with AEA, Mr. Salice held positions in the investment banking divisions of First Boston Corp. and Lehman Brothers. Mr. Salice served on the Board of Directors of CasTech Aluminum Group, Manchester Tank & Equipment and is currently a director of Mettler-Toledo International, Inc. and Sovereign Specialty Chemicals, Inc.

REQUIRED VOTE; RECOMMENDATION OF THE BOARD OF DIRECTORS

    With respect to the election of directors of the Company, the affirmative vote of a plurality of shares present in person or represented by Proxy, and entitled to vote on the matter, is necessary for the election of each of the nominees for director listed above. Withholding authority to vote or an instruction to abstain from voting for the election of a nominee will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against election of such nominee. A broker "non-vote" occurs when a broker, dealer, voting trustee, bank, association or other entity that exercises fiduciary powers holding shares for a beneficial owner does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker "non-votes" will not be treated as shares present and entitled to vote on the election of directors of the Company and will have no effect on the outcome of the vote.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE FOR DIRECTOR SET FORTH ABOVE.

2.  APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION

GENERAL

    The Company's Second Amended and Restated Certificate of Incorporation, as amended and currently in effect (the "Certificate"), provides that the Company's authorized capital stock shall consist of 100,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock. On February 29, 2000, the Company's Board of Directors approved an amendment to the Certificate (the "Amendment") in order to increase the number of shares of Common Stock authorized for issuance under the Certificate by 100,000,000 shares to a total of 200,000,000 shares. The text of the Amendment is set forth as Exhibit A to this Proxy Statement. If the Amendment is adopted, it will become effective upon the filing of the Amendment with the Delaware Secretary of State.

PURPOSE OF THE PROPOSED AMENDMENT

    The Board of Directors believes that given the current market price for the Company's Common Stock, it may be advisable at some point in the future to declare a stock dividend (which would have the same effect as a stock split) in order to lower the per share market price of the Company's Common Stock, to increase its trading activity and to broaden its marketability. The proposed Amendment would provide the Company with a sufficient number of authorized but unissued shares of Common Stock to effect such a stock dividend and to accomplish other proper corporate purposes that may be authorized in the future. Such future activities may include, without limitation, raising equity capital, reserving additional shares of

Common Stock for issuance under the Company's 1994 Amended and Restated Stock Option Plan, 1996 Long-Term Performance Incentive Plan, 1996 Employee Stock Purchase Plan, 1996 Non-Employee Director Deferred Compensation Plan and 1996 Non-Employee Director Stock Option Plan (collectively, the "Employee Stock Plans"), adopting additional employee stock plans and making acquisitions through the issuance of Common Stock. The Board of Directors has no immediate plans, understanding, agreements, or commitments to issue additional shares of Common Stock for any purpose.

    The Board of Directors believes that the proposed increase in the authorized Common Stock will make a sufficient number of shares available should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

CURRENT USE OF SHARES

    As of the Record Date, the Company had approximately 63,270,131 shares of Common Stock outstanding and approximately 11,940,524 shares of Common Stock reserved for issuance under the Company's Employee Stock Plans, of which, approximately 8,859,535 shares are covered by outstanding options and approximately 3,080,989 shares are available for grant or purchase. Therefore, the Company's total share requirement prior to the Amendment is 75,210,655 shares (the "Share Requirement"). In the event stockholder approval of the proposed Amendment is obtained, the Share Requirement would not change, unless, for example, the Board were to approve a stock dividend, as described below. Accordingly, in the absence of such a stock dividend, the Company would have a total of 200,000,000 authorized and 124,789,345 unissued, unreserved shares of Common Stock remaining available pursuant to its Certificate, as amended by the Amendment.

    If the Company were to effect, for example, a two-for-one stock split in the form of a stock dividend, each holder of the Company's Common Stock would receive one additional share for each share held. In addition, the number of shares of Common Stock reserved for issuance or subject to outstanding options under the Company's Employee Stock Plans would increase by 100% (and the exercise prices of outstanding options would correspondingly decrease by 50%). If the authorized number of shares of Common Stock were not increased, the Company would not have enough authorized but unissued shares of Common Stock to effect such a stock dividend as described. Were such a stock split to be effected, the Share Requirement would increase to 150,421,310. Accordingly, following such a stock dividend, the Company would have 200,000,000 authorized and 49,578,690 unissued, unreserved shares of Common Stock available pursuant to the amended Certificate.

POSSIBLE EFFECTS OF THE PROPOSED AMENDMENT

    If the stockholders approve the proposed Amendment, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of the stockholders except as provided under Delaware corporate law or under the rules of any national securities exchange on which shares of Common Stock of the Company are then listed. Under the Company's Certificate, the Company's stockholders do not have preemptive rights to subscribe to additional securities which may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership of the Company's Common Stock. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders.

    In addition to the corporate purposes discussed above, the proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized shares of Common Stock to be issued to holders who might side with the Board in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of such an unsolicited takeover attempt, the proposed Amendment may limit the opportunity for the Company's stockholders to dispose of their shares of Common Stock at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed Amendment may have the effect of permitting the Company's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

REQUIRED VOTE; RECOMMENDATION OF THE BOARD OF DIRECTORS

    With respect to the amendment of the Company's Certificate, the affirmative vote of a majority of shares outstanding as of the Record Date and entitled to vote on the matter is necessary for approval. Withholding authority to vote or an instruction to abstain from voting on the proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the proposal. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter, but will have the same effect as a vote against the proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

3.  OTHER BUSINESS

    The Board of Directors does not know of any other business to be presented at the Annual Meeting of Stockholders. If any other matters properly come before the meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

                      DIRECTORS MEETINGS AND COMPENSATION

DIRECTORS MEETINGS

    The Board of Directors held five meetings during the year ended
December 31, 2000. The Audit Committee, which currently consists of
Messrs. Bekenstein, Caldwell and Salice, oversees the activities of the Company's independent auditors and recommends the engagement of auditors. The Compensation Committee, which currently consists of Messrs. Conard, Salice and Miller, approves the compensation of executives of the Company, makes recommendations to the Board of Directors with respect to standards for setting compensation levels and administers the Company's incentive plans. There is no standing nominating committee. During fiscal year 1999, with one exception, all of the Company's directors participated in excess of 75% of the aggregate of the meetings of the Board of Directors and the meetings of committees of the Board of Directors of which such director was a member. Dr. Glimcher was unable to attend two of the five meetings held during the year. During fiscal year 1999, the Compensation Committee and the Audit Committee each met two times.

COMPENSATION OF DIRECTORS

    Directors who are full-time employees of the Company receive no additional compensation for serving on the Board of Directors or its committees. In 1999, outside Directors each received a retainer of $20,000 for the year, $1,000 for each Board meeting attended, $750 for each committee meeting attended; and, on January 3, 2000 outside directors received, with respect to services performed in 1999, an annual grant of 2,000 options under the Company's 1996 Non-Employee Director Stock Option Plan. For services performed in the year 2000, outside Directors each will receive a retainer of $20,000 for the year (other than the Chairman who, if an outside Director, will receive an annual fee of $30,000), $1,000 for each Board meeting attended, $750 for each committee meeting attended and an annual grant of 2,000 stock options under the 1996 Non-Employee Director Stock Option Plan. All directors are reimbursed for expenses incurred in connection with their attendance at meetings.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table discloses, for the fiscal years indicated, individual compensation information on Mr. Berthiaume and the four other most highly compensated executive officers (collectively, the "named executives") who were serving as executive officers at the end of fiscal year 1999.

                                        ANNUAL COMPENSATION
                                 ---------------------------------       SECURITIES
                                                                         UNDERLYING    ALL OTHER
                                                SALARY     BONUS          OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION      FISCAL YEAR     ($)        ($)             (#)           ($)
---------------------------      -----------   --------   --------       ----------   ------------
Douglas A. Berthiaume..........     1999       500,006    635,250(1)       70,000        38,105(2)(3)(4)
Chairman, President and Chief       1998       450,008    645,750(5)      100,000        36,179(7)
Executive Officer                   1997       400,000    490,000(6)       90,000        29,484(7)

Arthur G. Caputo...............     1999       240,006    244,560(1)       40,000        16,159(2)(3)(4)
Senior Vice President,              1998       210,002    272,160(5)       60,000        15,902(7)
Worldwide Sales and Marketing       1997       184,990    200,836(6)       54,000        12,967(7)

Thomas W. Feller...............     1999       214,994    219,085(1)            0        13,023(2)(3)
Senior Vice President,              1998       199,992    259,200(5)       60,000        17,511(7)
E-Business Initiative               1997       184,990    200,836(6)       54,000        15,310(7)

John R. Nelson.................     1999       249,990    254,750(1)       40,000        17,125(2)(3)(4)
Senior Vice President,              1998       220,012    285,120(5)       60,000        16,441(7)
Research, Development and           1997       190,008    206,264(6)       54,000        12,712(7)
Engineering

Philip S. Taymor...............     1999       240,006    244,560(1)       40,000        15,628(2)(3)(4)
Senior Vice President, Finance      1998       210,002    272,160(5)       60,000        15,307(7)
and Administration and              1997       184,990    200,836(6)       54,000        12,289(7)
Chief Financial Officer

------------------------

(1) Reflects bonus earned under the Company's Management Incentive Plan in 1999 which was paid in 2000.

(2) Includes amounts contributed for the benefit of the named executive under the Waters 401(k) Restoration Plan in 1999 as follows: Mr. Berthiaume $29,096, Mr. Caputo $9,552, Mr. Feller $7,992, Mr. Nelson $10,158 and
    Mr. Taymor $9,552.

(3) Includes amounts contributed for the benefit of the named executive under the Waters Employee Investment Plan in 1999 as follows: Mr. Berthiaume $4,962, Mr. Caputo $4,985, Mr. Feller $5,031, Mr. Nelson $4,985 and
    Mr. Taymor $4,985.

(4) Includes amounts contributed for the benefit of the named executive under group term life insurance coverage in 1999 as follows: Mr. Berthiaume $4,047, Mr. Caputo $1,622, Mr. Nelson $1,982 and Mr. Taymor $1,091.

(5) Reflects bonus earned under the Company's Management Incentive Plan in 1998 which was paid in 1999.

(6) Reflects bonus earned under the Company's Management Incentive Plan in 1997 which was paid in 1998.

(7) Reflects amounts contributed for the benefit of the named executive in 1998 and 1997, respectively, under the Waters 401(k) Restoration Plan, the Waters Employee Investment Plan and for group term life insurance coverage.

OPTION GRANTS IN FISCAL YEAR 1999

    The following table shows information regarding stock option grants to the named executives in fiscal year 1999:

                                                                               POTENTIAL REALIZABLE VALUE AT
                                                                               ASSUMED ANNUAL RATES OF STOCK
                                                                                  PRICE APPRECIATION FOR
                                        INDIVIDUAL GRANTS                           10-YEAR OPTION TERM
                            ------------------------------------------   -----------------------------------------
                                               PERCENT OF
                              NUMBER OF          TOTAL
                              SECURITIES        OPTIONS
                              UNDERLYING        GRANTED       EXERCISE
                               OPTIONS        TO EMPLOYEES     PRICE     EXPIRATION
NAME                        GRANTED (#)(1)   IN FISCAL YEAR    ($/SH)       DATE        5% ($)           10% ($)
----                        --------------   --------------   --------   ----------   ----------        ----------
Douglas A. Berthiaume.....      70,000            7.51%       $46.125     12/09/09    $2,029,973        $5,144,888
Arthur G. Caputo..........      40,000            4.29%       $46.125     12/09/09    $1,159,985        $2,939,936
Thomas W. Feller..........           0
John R. Nelson............      40,000            4.29%       $46.125     12/09/09    $1,159,985        $2,939,936
Philip S. Taymor..........      40,000            4.29%       $46.125     12/09/09    $1,159,985        $2,939,936

------------------------

(1) Each option becomes exercisable with respect to 20% of the shares subject to the option on each of December 09, 2000, December 09, 2001, December 09, 2002, December 09, 2003 and December 09, 2004.

AGGREGATED OPTION EXERCISES, HOLDINGS AND YEAR END VALUES FOR FISCAL YEAR 1999

    The following table shows information regarding (i) the number of shares of Common Stock acquired upon exercise by the named executives of stock options in 1999 and the value realized thereby and (ii) the number and value of any unexercised stock options held by such executives as of December 31, 1999:

                                                          NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                             SHARES                      UNDERLYING UNEXERCISED        IN-THE MONEY OPTIONS AT
                          ACQUIRED ON       VALUE         OPTIONS AT FY-END (#)     FY-END CLOSING PRICE OF $53.00
NAME                      EXERCISE (#)   REALIZED ($)   EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
----                      ------------   ------------   -------------------------   ------------------------------
Douglas A. Berthiaume...    200,000      $12,196,713         2,452,680/234,800         $112,046,234/$4,384,566
Arthur G. Caputo........    144,228      $ 8,398,272           645,912/138,000         $ 28,232,011/$2,585,402
Thomas W. Feller........    300,000      $13,818,000            350,286/98,000         $ 15,120,084/$2,310,402
John R. Nelson..........     55,000      $ 2,294,395           707,820/138,000         $ 31,357,901/$2,585,402
Philip S. Taymor........    275,000      $12,675,093           490,420/138,000         $ 21,372,881/$2,585,402

WATERS CORPORATION RETIREMENT PLANS

    Substantially all full-time United States employees of Waters participate in the Waters Corporation Retirement Plan (the "Retirement Plan"), a defined benefit pension plan intended to qualify under Section 401(a) of the Internal Revenue Code (the "Code"). The Retirement Plan is a cash balance plan whereby each participant's benefit is determined based on annual pay credits and interest credits made to each participant's notional account. In general, a participant becomes vested under the Retirement Plan upon completion of five years of service. The normal retirement age under the plan is age 65.

    Pay credits range from 4.0% to 9.5% of compensation, depending on the participant's amount of compensation and length of service with the Company. Compensation refers to pension eligible earnings of the participant (limited to $160,000 for 1999), which includes base pay, overtime, certain incentive bonuses, commissions and pre-tax deferrals, but excludes special items such as stock awards, moving expense reimbursements and employer contributions to retirement plans. Interest credits are based on the one year constant maturity Treasury bill rate on the last day of the preceding plan year plus 0.5%, subject to a 5% minimum and a 10% maximum rate.

    The Company also maintains a non-qualified, supplemental plan which provides benefits that would be paid by the Retirement Plan except for limitations on pensionable pay and benefit amounts currently imposed by the Code.

    The aggregate estimated annual benefit payable from the Retirement Plan and supplemental plan combined to Messrs. Berthiaume, Caputo, Feller, Nelson and Taymor upon normal retirement is $167,000, $102,000, $37,000, $65,000 and
$131,000, respectively. As of December 31, 1999, Messrs. Berthiaume, Caputo, Feller, Nelson and Taymor had approximately 19, 22, 23, 23 and 19 years of credited service, respectively, under the Retirement Plan.

    The aggregate estimated annual normal retirement benefits are based on actual 1999 eligible compensation, including bonus paid in 1999. Future eligible compensation is assumed to equal January, 2000 rate of pay and future interest credits are assumed to be 5.0%.

COMPENSATION COMMITTEE INTERLOCKS

    The Compensation Committee currently consists of Mr. Edward Conard,
Mr. Thomas Salice and Mr. William Miller. Prior to the Company's initial public offering, each of Mr. Conard and Mr. Salice also served as an officer of the Company.

COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors is responsible for administering the compensation of senior executives of the Company and is comprised of three independent non-employee directors.

    The Committee's compensation philosophy is to focus management on achieving financial and operating objectives which provide long-term stockholder value. The Company's executive compensation programs are designed to align the interest of senior management with those of the Company's stockholders. There are three key components of executive compensation: base salary, senior management incentive bonus (annual incentive), and long-term performance incentive. It is the intent of these programs to attract, motivate and retain senior executives. It is the philosophy of the Compensation Committee to allocate a significant portion of cash compensation to variable performance-based compensation in order to reward executives for high achievement.

    BASE SALARY

    The salaries for senior executives are reviewed annually and are based upon a combination of factors including past individual performance, competitive salary levels and an individual's potential for making significant contributions to future Company performance. Increases to senior executives' base salaries in fiscal year 1999 were determined by the Committee after subjective consideration of the Company's financial performance in fiscal year 1998, individual position and responsibilities, and general and industry market surveys for comparable positions.

    ANNUAL INCENTIVE

    The Management Incentive Plan is the variable pay program for officers and other senior executives of the Company. The purpose of the Management Incentive Plan is to provide added motivation and direction to senior executives to achieve operating results based on operating budgets established at the beginning of the year. The Compensation Committee evaluates the audited results of the Company's performance against previously established performance targets in order to determine the individual bonuses under the Management Incentive Plan. The Company achieved a level of performance required to pay bonuses for fiscal year 1999 based upon overall Company performance.

    1996 LONG-TERM PERFORMANCE INCENTIVE PLAN

    Stock options are an important component of senior executive compensation and the 1996 Long-Term Performance Incentive Plan has been designed to motivate senior executives and other key employees to contribute to the long-term growth of stockholder value. Under the 1996 Long-Term Performance Incentive Plan and the 1994 Amended and Restated Stock Option Plan, stock options were granted to the Company's senior executives and other key individuals. The Compensation Committee authorizes awards under the plan based upon recommendations from the Company's Chief Executive Officer.

OTHER COMPENSATION

    The Company's senior executives are also eligible to participate in other compensation plans that are generally offered to other employees, such as the Company's investment and savings plan, retirement plan, the employee stock purchase plan and the supplemental employee retirement plan.

    CHIEF EXECUTIVE COMPENSATION

    Mr. Berthiaume's 1999 annual base salary was based on the Compensation Committee's (the "Committee") evaluation of the Company's overall performance and the salaries and compensation practices of peer companies of comparable size. After considering these factors, the Committee elected to increase
Mr. Berthiaume's annual base salary for fiscal year 1999 to $500,000. Under the Management Incentive Plan, the Compensation Committee awarded Mr. Berthiaume a bonus of $635,250 for fiscal year 1999 based upon the Company's performance as compared to pre-established criteria and targets. Mr. Berthiaume received a stock option grant of 70,000 shares based on the subjective consideration described under the 1996 Long Term Performance Incentive Plan.

    LIMIT ON DEDUCTIBLE COMPENSATION

    The Compensation Committee has considered the application of Section 162(m) of the Internal Revenue Code to the Company's compensation practices.
Section 162(m) generally limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as performance-based compensation. The annual cash compensation paid to individual executives during fiscal year 1999 (excluding exempt performance-based compensation) did not reach the $1 million threshold. It is believed that payments under the Management Incentive Plan and the stock incentive plans of the Company qualify as performance-based compensation. The Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Company's compensation practices and the effect of Section 162(m).

Mr. Edward Conard              Mr. Thomas Salice              Mr. William Miller

PERFORMANCE GRAPH

    The following graph compares the cumulative total return on $100 invested on November 17, 1995 (the first day of public trading of the Common Stock) through December 31, 1999 (the last day of public trading of the Common Stock in fiscal year 1999) in the Common Stock of the Company, the NYSE Market Index and the SIC Code 3826 Index. The return of the indices is calculated assuming reinvestment of dividends during the period presented. The Company has not paid any dividends since its initial public offering. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                  COMPARISON OF CUMULATIVE TOTAL RETURN SINCE
               THE DATE OF THE COMPANY'S INITIAL PUBLIC OFFERING,
                  NOVEMBER 17, 1995, AMONG WATERS CORPORATION,
     NYSE MARKET INDEX AND SIC CODE 3826--LABORATORY ANALYTICAL INSTRUMENTS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DATE        WATERS     SIC CODE INDEX LABORATORY ANALYTICAL  NYSE MARKET
          CORPORATION                           INSTRUMENTS        INDEX
11/17/95       100.00                                100.00       100.00
12/29/95       120.66                                108.68       102.31
12/31/96       200.83                                130.06       123.24
12/31/97       252.07                                154.29       162.13
12/31/98       576.86                                193.75       192.92
12/31/99       700.83                                313.47       211.25

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The table below sets forth certain information regarding beneficial ownership of Common Stock as of March 15, 2000, by each person or entity known to the Company who owns of record or beneficially five percent or more of the Common Stock, by each named executive officer and director nominee and all executive officers and director nominees as a group.

                                                                                    PERCENTAGE OF
                                                               NUMBER OF SHARES      OUTSTANDING
NAME                                                          OF COMMON STOCK(1)   COMMON STOCK(1)
----                                                          ------------------   ---------------
5% Stockholders
    FMR Corp................................................       7,541,100            11.92%
        82 Devonshire Street
        Boston, Massachusetts 02109
    Putnam Investments, Inc.................................       5,673,465             8.97%
        One Post Office Square
        Boston, Massachusetts 02109
Directors and Executive Officers
    Douglas A. Berthiaume (2)(3)............................       3,760,335             5.72%
    Arthur G. Caputo (2)(12)................................         813,512             1.27%
    Thomas W. Feller (2)(4).................................         453,812                *
    John R. Nelson (2)......................................         700,336             1.10%
    Philip S. Taymor (2)(5)(6)..............................         650,960             1.02%
    Joshua Bekenstein (2)(7)(8).............................           7,135                *
    Michael J. Berendt, Ph.D. (2)...........................             400                *
    Philip Caldwell (2)(7)(8)(9)............................          59,930                *
    Edward Conard (2)(7)(10)................................           6,054                *
    Dr. Laurie H. Glimcher (2)..............................           2,250                *
    William J. Miller (2)(7)(10)............................           3,444                *
    Thomas P. Salice (2)(7)(8)(10)(11)......................          10,200                *
    All Directors and Executive Officers as a group (14
      persons)..............................................       7,917,905            11.55%

    * represents less than 1% of the total.

1. Figures are based upon 63,270,131 shares of Common Stock outstanding as of March 15, 2000. The figures assume exercise by only the stockholder or group named in each row of all options for the purchase of Common Stock held by such stockholder or group which are exercisable within 60 days of March 15, 2000.

2. Includes share amounts which the named individuals have the right to acquire through the exercise of options which are exercisable within 60 days of March 15, 2000 as follows: Mr. Berthiaume 2,452,680, Mr. Caputo 545,912,
    Mr. Feller 280,286, Mr. Nelson 656,686, Mr. Taymor 365,420, Mr. Bekenstein 3,200, Mr. Berendt 400, Mr. Caldwell 3,200, Mr. Conard 3,200, Dr. Glimcher 2,250, Mr. Miller 2,400 and Mr. Salice 400.

3. Includes 34,500 shares held by Mr. Berthiaume's wife, 438,157 shares held in a family trust, 13,586 shares held in Mr. Berthiaume's 401K Plan and 2,762 shares held in the GST Trust account. Mr. Berthiaume disclaims beneficial ownership for the shares held by his wife and the shares held in the GST Trust account. The trustees of the GST Trust are his spouse and another reporting person of the Company.

4. Includes 39,834 shares held by Mr. Feller's wife, for which shares he disclaims beneficial ownership.

5. Includes 38,710 shares held by Mr. Taymor's wife, for which shares he disclaims beneficial ownership.

6. Reporting person was named a trustee of a trust established by another reporting person of the Company.

7. Reporting person elected to receive deferred compensation in the form of phantom stock: Mr. Bekenstein 1,935 shares, Mr. Caldwell 3,166 shares, Mr. Conard 2,854 shares, Mr. Miller 1,044 shares and Mr. Salice 1,712 shares.

8.  Member of the Audit Committee.

9. Includes 53,564 shares held in trust for Mr. Caldwell's wife, for which shares he disclaims beneficial ownership.

10. Member of the Compensation Committee.

11. Shares held in joint custody with his spouse.

12. Includes 26,878 shares held in Mr. Caputo's 401K Plan and 920 shares held by his daughters, for which shares he disclaims beneficail ownership.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EMPLOYMENT AGREEMENTS

    None of the executive officers have employment agreements with the Company or any of its affiliates. None of them have any agreements entitling them to termination or severance payments upon a change in control of the Company nor a change in the named executive's responsibilities following a change of control. However, each of the named executive officers is party to a Management Subscription Agreement with the Company pursuant to which each named executive officer has purchased shares of Common Stock in the Company. Each executive officer is also the grantee of certain stock options from the Company under one or more Stock Option Agreements. Pursuant to the terms of such agreements, the stock purchased under such agreements or available upon exercise of the options may be subject to repurchase by the Company at the end of such executive's employment with the Company. The Management Subscription Agreements and the Stock Option Agreements also impose certain additional restrictions upon the executive, including confidentiality obligations, assignment of the benefit of inventions and patents to the Company, a requirement that the executive devote his or her exclusive business time to the Company, and noncompete restrictions which extend in certain cases, depending on the basis on which his or her employment is terminated, for a period of up to 24 months following his or her termination date.

LOANS TO EXECUTIVE OFFICERS

    The Company has made loans, in an aggregate principal amount of $2,342,332, to certain executive officers of the Company. These loans are full recourse loans and are secured by a pledge of certain of the shares of Common Stock owned by such executive officers. Douglas A. Berthiaume, Chairman, President and Chief Executive Officer repaid loans amounting to $743,858 during 1999. John R. Nelson, Senior Vice President, Research, Development and Engineering repaid loans amounting to $233,712 during 1999. Thomas W. Feller, Senior Vice President, E-Business Initiative, repaid loans amounting to $280,442 during 1998. In February 2000, Brian K. Mazar, Senior Vice President, Human Resources and Investor Relations repaid loans amounting to $282,472. The payments by these executive officers reduced the aggregate principal amount outstanding to $801,848. The following executive officers' loans are as of December 1, 1995, bear interest at 5.83% and have a maturity date of December 1, 2000: Arthur G. Caputo, Senior Vice President, Worldwide Sales and Marketing, $245,825; Devette Russo, Senior Vice President, Chromatography Consumables Division, $211,190; and Philip S. Taymor, Senior Vice President, Finance and Administration and Chief Financial Officer, $245,825. The following executive officers' loans are as of January 8, 1996, bear interest at 5.65% and have a maturity date of January 8, 2001: Mr. Caputo $34,629, Ms. Russo $29,750 and Mr. Taymor $34,629.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company has entered into agreements to provide indemnification for its directors and executive officers in addition to the indemnification provided for in the Company's Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    The federal securities laws require the Company's directors and officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission, the New York Stock Exchange and the Secretary of the Company initial reports of ownership and reports of changes in ownership of the Common Stock of the Company.

    To the Company's knowledge, based solely on review of the copies of such reports and written representations furnished to the Company that no other reports were required, all of the Company's officers, directors and greater-than-ten-percent beneficial owners made all required filings during the fiscal year ended December 31, 1999.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders to be presented at the 2001 Annual Meeting of Stockholders must be received by the Secretary of the Company by December 2, 2000 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. It is anticipated that the 2001 Annual Meeting will be scheduled on or about May 4, 2001.

                                                                       EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                       OF
            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               WATERS CORPORATION

    WATERS CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify, pursuant to
Section 242 of the General Corporation Law of the State of Delaware, that:

    FIRST: The name of the Corporation is Waters Corporation.

    SECOND: The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on December 6, 1991.

    THIRD: The Second Amended and Restated Certificate of Incorporation, as amended, of the Corporation is further amended to effect a change in Article FOURTH thereof, relating to the authorized capital stock of the Corporation, accordingly the first paragraph of Article FOURTH of the Second Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

       The total number of shares of all classes which the Corporation shall have the authority to issue is Two Hundred Five Million (205,000,000) shares, all with a par value of One Cent ($.01) per share, of which Five Million (5,000,000) shares shall be designated as Preferred Stock, and Two Hundred Million (200,000,000) shares shall be designated as Common Stock.

    FOURTH: This amendment of the Second Amended and Restated Certificate of Incorporation has been duly adopted by the vote of the Board of Directors of the Corporation, at a duly called Regular Meeting of the Board, and thereafter duly adopted by the vote of the Corporation's stockholders at the Annual Meeting of Stockholders.

    FIFTH: This amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, Waters Corporation has caused this certificate to be signed by Douglas A. Berthiaume, its Chairman, President and Chief Executive
Officer, and attested by Victor J. Paci, its Secretary, as of this   day of May,
2000.

                                                       WATERS CORPORATION

                                                       By:
                                                            -----------------------------------------
                                                            Chairman, President and
                                                            Chief Executive Officer

ATTEST:

By:
     ---------------------------------------
     Secretary

    1444-PS-00

                               WATERS CORPORATION

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                 ANNUAL MEETING OF STOCKHOLDERS ON MAY 4, 2000

         The undersigned hereby appoints Douglas A. Berthiaume and Philip S. Taymor and each of them proxies, each with power of substitution, to vote at the Annual Meeting of Stockholders of WATERS CORPORATION to be held on May 4, 2000 (including any adjournments or postponements thereof), with all the powers the undersigned would possess if personally present, as specified on the ballot below on the matters listed below and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                        DETACH HERE -------------------------------------------

Detach card below, sign, date and mail in postage paid envelope provided.

                               WATERS CORPORATION
                                 34 Maple Street
                                Milford, MA 01757

/X/ Please mark votes as in this example.

PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENVELOPE PROVIDED EVEN IF YOU PLAN TO ATTEND THE MEETING.

1. To elect a Board of Directors for the ensuing year and until their successors are elected.

NOMINEES: (01) Joshua Bekenstein, (02) Michael J. Berendt, Ph.D., (03) Douglas
A. Berthiaume, (04) Philip Caldwell, (05) Edward Conard, (06) Laurie H. Glimcher, M.D., (07) William J. Miller and (08) Thomas P. Salice.

FOR all Nominees                    /     /
WITHHELD from all Nominees          /     /

/     /  ---------------------------------------
         FOR all nominees except as noted above

2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of shares of common stock, $.01 par value per share, which the Company is authorized to issue from 100,000,000 to 200,000,000.

FOR                                 /     /
AGAINST                             /     /
ABSTAIN                             /     /

3. To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND /     / NOTE BELOW

(If signing as attorney, executor, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign.)


Signature                 Date          Signature             Date
         ----------------     ---------          -------------     ------------